北京大成律师事务所
北京市朝阳区朝阳门南大街 10 号
兆泰国际中心 B 座 16-21 层
邮编：100020

16-21F, Tower B
ZT International Center
No.10, Chaoyangmen Nandajie
Chaoyang District
100020, Beijing, China

dacheng.com
dentons.cn

September 13 ，2023

To: Baosheng Media Group Holdings Limited
East Floor 5, Building No. 8, Xishanhui Shijingshan District, Beijing 100041 People's Republic of China +86-010-82088021

Dear Sir or Madam,

We have acted as PRC counsel to Baosheng Media Group Holdings Limited (the "Company"), an exempted company with limited liability incorporated under the laws of the Cayman Islands. We understand that a Registration Statement on Form F-3 has been filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") on August 4, 2023 (the "Registration Statement"), including the preliminary prospectus contained therein (the "Prospectus"), with regard to the Company's planned offering and sale of up to US$100,000,000 of securities in one or more offerings (the "Offerings"), and certain shareholders' resale of up to an aggregate amount of 447,917 ordinary shares (the "Resale"). We also understand that the Company intends to file Amendment No. 1 to the Registration Statement on Form F-3, in response to the letter dated August 29, 2023 (the "Amendment"), from the staff of the SEC, and that our opinion will be filed together with the Amendment.

In reaching the opinion set forth below, we have assumed the conformity to original documents of all copies submitted to us by the Company as certified, conformed or photostatic copies and the authenticity of the originals of such documents, and we have relied as to factual matters on representations made by the Company in the documents, instruments and certificates delivered to us in connection with the proposed Offerings and Resale.

Subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1. The Company is required to go through filing procedures through its major operating entity incorporated in the PRC with the China Securities Regulatory Commission (the "CSRC") within three (3) working days after the completion of an offering pursuant to the Prospectus or any accompanying prospectus supplement, and prepare a summary report to the CSRC after the completion of all Offerings under this Prospectus (the "Filing for the Offerings").

2. The Resale of the ordinary sales as described under the Prospectus does not constitute a "subsequent offering" under the CSRC rules and hence the Company is not required to make filings with CSRC for the Resale.

3. Other than the CSRC Filing for the Offerings, the Company and its PRC subsidiaries, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain nor have been denied any permissions by CSRC in connection with a potential offering made pursuant to this Prospectus or any accompanying prospectus supplement.

4. The Company and its PRC subsidiaries are not subject to cybersecurity review with Cyberspace Administration of China (the "CAC"), under the Measures for Cybersecurity Censorship which became effective on February 15, 2022, since they currently do not have over one million users' personal information in China and do not anticipate that it will be collecting over one million users' personal information in the foreseeable future.

5. The Company and its PRC subsidiaries are also not subject to network data security review by the CAC if the draft Regulations on Network Data Security Administration are enacted as proposed, since they currently do not have over one million users' personal information and do not collect data that affects or may affect national security and do not anticipate that they will be collecting over one million users' personal information or data that affects or may affect national security in the foreseeable future.

We express no opinion concerning the laws of any jurisdiction other than PRC law. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion together with the Amendment and any subsequent amendments to the Registration Statement and to the use of our name and to the reference to our firm in the Amendment and any subsequent amendments to the Registration Statement.

Yours faithfully,
Beijing Dacheng Law Offices, LLP

HUANG XINMIAO
September 13, 2023